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                                                                   EXHIBIT 10.10


EMPLOYMENT AND                                     UNITED STATES OF AMERICA
STOCK OWNERSHIP
AGREEMENT                                          STATE OF LOUISIANA

BY AND BETWEEN                                     PARISH OF ORLEANS

ENERGY PARTNERS, LTD.

AND

RICHARD A. BACHMANN



                  THIS EMPLOYMENT AND STOCK OWNERSHIP AGREEMENT (the "Agreement"), entered into in New Orleans, Louisiana on this 5th day of June, 1998, by and between Richard A. Bachmann, an individual of the full age of majority domiciled in the Parish of Orleans, State of Louisiana (hereinafter called "Employee") and Energy Partners, Ltd., a corporation organized and existing under the laws of the State of Delaware (hereinafter called "Company"), represented herein by its duly authorized President, Richard A. Bachmann.

1.       Terms and Conditions of Employment.

         1.1. Length of Employment. In consideration for the compensation set forth in Subparagraph 1.2, Employee shall be employed as Company's President and Chief Executive Officer for a period of five (5) years (or for such lesser time period as mandated by law) from the date of execution of this Agreement (the "Term"). Company may terminate employment at any time for "Cause" in which case Employee shall not be entitled to the balance of compensation for the remainder of the Term. "Cause" as used herein shall consist of the following: (a) willful refusal to perform assigned functions; (b) insubordination;
                  (c) embezzlement; (d) intoxication or drug abuse which interferes with job performance; (e) wrongful disclosure of confidential company information; (f) conflict of interest which is undisclosed and not Board approved; (g) conviction of a felony; (h) engaging, directly or indirectly, in a business which is competitive to the business of the Company, as an employee, officer, director, shareholder, partner, agent or independent contractor which is undisclosed and not Board approved; and (i) incompetence. Within thirty (30) days of execution of this Agreement, Employee shall prepare a written disclosure statement of all business relationships in which he may continue to be an

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                  employee, officer, director, shareholder, partner, agent or independent contractor. A Cause determination shall be in the Company's sole discretion. Company may terminate employment upon ninety (90) days' written notice for any reason whatsoever in which case Employee shall not be entitled to the balance of compensation for the remainder of the Term following such ninety (90) day notice. Employee shall not be entitled to the balance of compensation due for the remainder of the Term following termination of employment due to death or permanent disability.

         1.2. Consideration. As compensation, Employee shall receive the monthly compensation as set forth on Exhibit "A" attached hereto and made a part hereof, less social security and withholding taxes. The Company shall offer group health care coverage as determined by the Board of Directors. By mutual written agreement between the parties, Exhibit "A" may be modified, substituted or replaced from time to time so as to reflect adjustments to compensation or other benefits as determined by the Board of Directors. Only the President of the Company shall have the authority on the Company's behalf to modify, substitute or replace Exhibit "A."

         1.3. Vacation Time. Employee shall accrue vacation days during each month worked during the Term as set forth in Exhibit "A", which shall be taken at times mutually agreeable to Employee and Company. The Company, in its discretion, may advance vacation days as requested by Employee. Months "worked" are those months during which Employee was actively engaged in employment on Company's behalf for more than ten (10) business days. The accrued vacation time must be used in the calendar year that it is accrued and will not be carried forward to succeeding years.

         1.4. Liability. Company shall indemnify and hold harmless Employee from and against any and all claims and liabilities to which Employee may be or become subject by reason of Employee now or hereafter being or having heretofore been an employee of Company and/or by reason of Employee's alleged acts or omissions as such employee, whether or not Employee continues to be such employee at the time when any such claim or liability is asserted, and shall reimburse Employee for all legal and other expenses reasonably incurred by Employee in connection with defending any or all such claims or liabilities, including amounts paid or agreed to be paid in connection with reasonable settlements made before final adjudication with the approval of the Board of Directors, whether or not Employee continues to be an employee at the time such

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                  expenses are incurred; provided, however, that Employee shall not be indemnified against any claim or liability to the extent that it arises out of Employee's own gross negligence or willful misconduct finally determined by a court of competent jurisdiction, and shall not be indemnified against or reimbursed for any expenses incurred in defending any or all such claims or liability or in settling the same.

         1.5. Non-Competition Agreement. Company and Employee acknowledge that Company is engaged in the business of owning, operating, producing and exploring for mineral interests, and other related activities. For a period of two (2) years following termination of employment (the last day on which Employee is actively engaged in employment on Company's behalf), Employee will not compete directly or indirectly with the Company as to any existing contract to which Company is a party, and/or as to any business of the Company evidenced by contracts, agreements, letters of intent, confidentially agreements, or written proposals in existence on the date of termination of employment in those Parishes in Louisiana set forth in Exhibit "B", and in the states and subdivisions of those states as provided in Exhibit "B". The parties acknowledge that the remedy at law for any breach, whether jointly or severally, of this non-competition clause of this Agreement, all of which is deemed material, will be inadequate and the parties hereby agree that the Company shall be entitled to injunctive relief by a court of competent jurisdiction enjoining and restraining him from the continuance of any such act which constitutes a breach hereof. In addition to injunctive relief, Company reserves the right to seek any damages to which it may be entitled as consequence of employee's breach of this Agreement.

         1.6. Wages. Should Employee Resign (as defined in Subparagraph 2.7 below), and if Employee does not have any just cause of complaint against the Company, Employee shall then forfeit all of the future wages that may be due and payable to Employee. However, Employee shall not be compelled to repay any monies Employee has received as wages, whether in advance of the current year or at the time of Employee's engagement.

2.       Shareholder's Agreement.

         2.1. Purchase of Shares. Subject to the terms and conditions of this Agreement, Employee shall purchase from Company 1,650 shares of no par value common stock of the Company (hereinafter, the "Shares") at the price of one dollar

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                  ($1.00) per share upon execution of this Agreement, receipt and sufficiency of which is hereby acknowledged.

         2.2. Transfer of Shares. No Shares may be sold, assigned, pledged, transferred or otherwise alienated (each, "Transferred") except in accordance with and pursuant to the terms and conditions of this Agreement and that certain Stockholders' Agreement dated June 5, 1998, by and between the Company, Employee, and others identified therein (the "Stockholders' Agreement"). Additionally, as a condition precedent to any Transfer, the transferee must validly execute the Stockholders' Agreement. Unless otherwise prohibited in the Stockholders' Agreement, the Shares may be pledged with the Company's consent, provided that any lender's recourse for liquidation on debt repayment shall be limited to selling the pledged Shares under the same terms and conditions as though it was an Employee. The lender shall agree to the foregoing provisions as terms of the pledge.

         2.3. Restrictions on Transfer. Any Transfer or attempted Transfer by Employee in violation of this Agreement shall be null and void and of no force or effect whatever. Any purported transferee shall not be deemed to be a shareholder of the Company and shall not be entitled to receive a new certificate or any distributions on or with respect to the Shares. Employee hereby acknowledges the reasonableness of the restrictions on Transfer imposed by this Agreement in view of the Company's purposes and the relationship of the Employee with the Company. Accordingly, the restrictions on Transfer contained herein shall be specifically enforceable.

                  Employee hereby further agrees to hold the Company and each other shareholder (each shareholder's successors and assigns) wholly and completely harmless from any cost, liability or damage (including, without limitation, liabilities for income taxes and costs of enforcing this indemnity) incurred by any of such indemnified persons as a result of a Transfer or attempted Transfer in violation of this Agreement.

         2.4. Subsequently Issued Shares. All Shares hereinafter issued to Employee or to Employee's beneficiaries, heirs, successors in interest, representatives or assigns with respect to any Shares subject to this Agreement, whether by stock split, stock dividend or otherwise, shall bear the same endorsement and be subject to all the terms and conditions hereof.

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         2.5.     Legend. In addition to other legends required under the
                  Stockholders' Agreement and applicable securities laws, the Shares which are subject to this Agreement shall contain the following legend:

                           "The shares represented by this certificate are subject to repurchase by Energy Partners, Ltd. and such shares may not be sold or otherwise transferred except pursuant to the Employment and Stock Ownership Agreement, dated ______________, 1998, by and between the shareholder to whom this certificate was issued, the shareholder's spouse and Energy Partners, Ltd., a copy of which is on file in the office of the Corporate Secretary of the Company."

         2.6. Internal Revenue Code Section 83(b) Election. The Employee shall execute a valid election under Internal Revenue Code
                  Section 83(b), in accordance with the procedures prescribed in the regulations thereunder and the form attached hereto and made hereof as Exhibit "C".

         2.7. Shareholder Rights Upon Employee Resignation or Termination for Cause. If Employee voluntarily terminates employment with the Company by resignation ("Resign") before the expiration of the Term or if Employee is terminated by the Company for "Cause" (as defined in Subparagraph 1.1 above) prior to the expiration of the Term, all of Employee's rights to the Shares may be acquired as set forth in Section 2.12 hereof at a price equal to the greater of $0.00 or the book value of the Shares as set forth on the Company's financial statements as of December 31 of the year prior to termination.

         2.8. Shareholder Rights Upon Judgment of Separation or Divorce. In the event of a judgment of separation or divorce involving Employee in which a portion of Employee's Shares are transferred to Employee's spouse/ex-spouse, Employee shall have sixty (60) days from the date of such transfer to purchase said Shares from the spouse/ex-spouse. If Employee does not purchase said Shares within the sixty (60) day time period, then within four (4) months of said transfer, all of Employee's rights to the Shares transferred to Employee's spouse/ex-spouse may be acquired as set forth in Section 2.12 hereof. If the Shares are owned as community property or in joint ownership, Employee's spouse shall execute this Agreement in acknowledgment and agreement to such sale of Shares. The spouse, by executing this Agreement, shall also acknowledge and agree that following such sale of their Shares, the spouse will have no further interest

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                  whatsoever in this Agreement or any claims under it. This
                  provision shall be inapplicable to any Employee whose spouse/ex-spouse is also an employee of the Company and holds Shares in their own name.

         2.9. Purchase Price upon Judgment of Separation or Divorce. (a) If Employee purchases the spouse/ex-spouse's Shares, the purchase price shall be based upon the "fair market value" of the Shares as of the end of the fiscal year of the Company immediately preceding the date of said judgment and payment shall be made in cash. "Fair market value" shall be determined by both Employee and the spouse/ex-spouse by obtaining two (2) appraisals. However, if no agreement can be reached within five (5) business days of the date of the latest appraisal, the Company will obtain a third appraisal, with costs split evenly between Employee and the spouse/ex-spouse, and the fair market value will be the average of the three (3) appraisals.
                  (b) If Employee does not purchase the Shares from the spouse/ex-spouse, then the Shares may be acquired as set forth in Section 2.12 hereof for the fair market value established based upon the average of an appraisal obtained by Company and an appraisal obtained by Employee determined as of the end of the fiscal year of Company immediately preceding the date of said judgment within four (4) months of the transfer to the spouse/ex-spouse.

         2.10. Shareholder Rights upon Death, Permanent Disability or Involuntary Termination by Company for Other than Cause. Should employment of Employee by Company cease due to Employee's death, permanent disability or involuntary termination of Employee by Company for a reason other than "Cause" as defined in Subparagraph 1.1 above, Employee's Shares shall continue to be held in Employee's name (or Employee's designated beneficiary or trustee, as applicable). For purposes hereof, permanent disability shall be Employee's complete and total inability, by reason of illness, accident or otherwise, to perform the duties of the occupation for which Employee was employed when such disability commenced for a period of twenty-six (26) weeks. All determinations as to the date and the extent of disability of Employee shall be made by the Company's President or his designee based upon such information as deemed reasonable and appropriate.

         2.11. Interests of Employee Spouse upon Death. By executing this Agreement, the spouse of Employee agrees to execute within sixty (60) days hereof, a valid last will and testament containing a legacy to Employee consisting of all interests in the Shares that the spouse owns jointly or through a community property regime. The last will and testament shall also contain a provision that should such

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                  disposition impinge upon the legitime of the spouse's forced heirs, that Employee shall have the right within six (6) months of the spouse's death to purchase such Shares at a price based upon an independent appraisal determined as of the December thirty-first (31st) immediately prior to the date of the spouse's death. Should Employee fail to purchase such Shares, the Shares may be acquired as set forth in Section
                  2.12 hereof at the fair market value as determined using the procedure set forth in Subparagraph 2.9(b) above, within four
                  (4) months of the spouse's death.

         2.12. Option to Purchase. As more fully described in Section 4 of the Stockholders' Agreement, any right or option to purchase any shares pursuant to this Agreement shall first be exercisable by Richard A. Bachmann, or his designee, who shall first have the option to purchase all of the Shares under the applicable terms and conditions. Company shall have the option to purchase or redeem the Shares if not purchased by Richard
                  A. Bachmann under the same applicable terms and conditions, and so long as the Stockholders' Agreement is in effect, Energy Income Fund, L.P., or its designee, shall have the option to purchase all of the Shares not purchased by Richard
                  A. Bachmann or Company under the same applicable terms and conditions.

         2.13. Mandatory Sale of Shares. Notwithstanding anything to the contrary set forth herein and as more fully described in
                  Section 5 of the Stockholders' Agreement, if a bona fide offer to purchase eighty-five percent (85%) of the Shares of the Company is received by the Company from an independent third party at a price per Share which is supported by appraisals, and if the holders of eighty-five percent (85%) of the Shares then outstanding have agreed to tender their Shares pursuant to such offer, Employee agrees to sell all Shares that Employee holds on the terms and conditions set forth in such offer.

         2.14. Restriction on Sale of Shares. Except as provided elsewhere in this Section 2.0, after (i) a Qualified Public Offering, (ii) transfer of more than seventy-five (75) percent of the authorized, issued, and outstanding stock of the Company by sale, merger, or otherwise, or (iii) by written agreement of all parties to this Agreement, for a period of one (1) year prior to the termination of this Agreement as defined in
                  Section 3.7 hereof, Employee shall not sell such number of Shares in excess of the lesser of: (A) the number of Shares permitted to be sold by Employee pursuant to any underwriting and/or subscription agreement or (B) fifty (50%) percent of the Shares held by Employee. If Employee desires to sell more Shares than set forth above, Employee, may at the option of the

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                  Company, sell such Shares to the Company at the lesser of book value as of the preceding December 31, or the then market value of the stock as traded on a recognized stock exchange.

         2.15. Exception to Restriction on Transfer of Shares. Notwithstanding the restriction on sale, transfer or alienation of the Shares provided herein, Employee shall have the right to transfer a portion of the Shares held by him to an individual or individuals who are, or will become, an employee of the company (each an "Employee Transferee"); provided, however, that any such Employee Transferee must validly execute a Shareholders' Agreement and an Employment and Stock Ownership Agreement as a condition precedent to receiving any Shares.

3.       Miscellaneous

         3.1. Entire Agreement. The parties to this Agreement acknowledge that they have concurrently executed that certain Stockholders' Agreement dated on even date by and among Energy Partners, Ltd., and Energy Income Fund, L.P., and The Individual Stockholders ("Stockholders' Agreement"). In any circumstances where there is a conflict between the provisions of the Stockholders' Agreement and this Agreement, except as provided in Section 3.7 below, the provisions of the Stockholders' Agreement shall prevail, but only so long as the Stockholders' Agreement is in force and effect. Capitalized terms not defined herein shall have the meaning set forth in the Stockholders' Agreement. Without limiting the generality of the foregoing, this Agreement embodies the entire agreement between the parties hereto regarding to the subject matter hereof, and shall supersede any and all prior agreements whether written or oral relating to employment and/or Shares of the Company owned by Employee, and shall be binding upon Employee and Employee's heirs, legatees, legal representatives, successors, donees, transferees and assigns, and Employee does hereby authorize and obligate Employee's executors, heirs and legatees to comply with the terms of this Agreement. The parties shall not be bound by or be liable for any statement, representation, promise, inducement or understanding of any kind or nature regarding the subject matter hereof which is not set forth herein. No changes, amendments or modifications of any of the terms or conditions of this document shall be valid unless reduced to writing and signed by all parties hereto, Company being represented by its President or his designee.

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         3.2.     Severability. If any provision of this Agreement shall be
                  declared unlawful or incapable of execution or in conflict with the Stockholders' Agreement, such facts shall in no way affect the validity of any other portion hereof which can be given reasonable effect without the provision declared invalid or incapable of execution; nor shall such fact operate to nullify or rescind this Agreement, but shall only serve to render ineffective the provisions declared invalid of the remainder, or the intent of the Agreement as a whole.

         3.3. Applicable Law. This document shall be construed for all purposes as a Louisiana document and shall be interpreted and enforced in accordance with the laws of the State of Louisiana; provided however, that the non-compete provisions set forth in Subparagraph 1.5 hereof shall be governed by the law of the state where the alleged competition occurs, whether in Louisiana or some other state.

         3.4. Number and Gender. As used herein, the singular shall include the plural and vice versa and words used in one gender shall include all others as appropriate.

         3.5. Additional Documents. The parties hereto agree to execute whatever documents or instruments and to perform whatever acts may be reasonably required to fulfill the requirements and/or intents hereof.

         3.6. Legal Assistance. The parties hereto have each consulted with legal counsel or have had the opportunity to consult with legal counsel regarding the terms and conditions of this Agreement.

         3.7. Termination. The Terms and Conditions of this Agreement shall terminate at the earlier of (i) one year following the completion of a Qualified Public Offering, (ii) one year following transfer of more than seventy-five (75) percent of the authorized, issued, and outstanding stock of the Company by sale, merger, or otherwise, (iii) or by written agreement of all parties to this Agreement. If none of the three (3) events referred to immediately herein above have occurred, the terms and conditions of the Employment portion of this Agreement (Sections 1.0 to 1.6) shall terminate five (5) years from the date hereof.


                  IN WITNESS WHEREOF, the parties hereto have set forth their hand and seal on the day, month and year first above written in multiple originals, each of which shall have the same force and effect as if it were the same original.

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WITNESSES:                                    ENERGY PARTNERS, LTD.



----------------------------                  By:
                                                  ------------------------------
                                              Richard A. Bachmann, President


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                                              ACKNOWLEDGED AND AGREED TO THE
                                              TERMS HEREOF:


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                                              Spouse


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